Exhibit 10.4

May 3, 2010

Marc Kotelon

289 Route de Cherrey

Saint Laurent,  France  74800

Re:  Amendment No. 1 to Change in Control Severance Compensation Agreement

Dear Mr. Kotelon:

You have previously entered into a Change in Control Severance Compensation Agreement dated July 28, 2008 (the “Agreement”) with KEMET Corporation (the “Company”) in order to provide you with certain compensation and other benefits in the event that your employment with the Company is terminated as a result of a Change in Control of the Company.  You and the Company now wish to amend the Agreement as follows:

1.             Benefits.

(A)  Section 4(D) is hereby deleted and replaced in its entirety as follows:

“(D)  Code Section 409A Compliance.

(i)  The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A.

Tel: 864.963.6300   Fax: 864.963.6521

Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (I) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (II) the date of your death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  For purposes of Code Section 409A, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.”

(B)  Section 4(E) is hereby removed in its entirety and replaced in its entirety as follows:

“Section 4(E) Potential Payment Reduction.  Notwithstanding any other provision of this Agreement to the contrary, in the event that any payment that is either received by you or paid by the Company on your behalf or any property, or any other benefit provided to you under this Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with your employment by the Company) (collectively the “Company Payments”), will be subject to the tax (the “Excise Tax”) imposed by Internal Revenue Code Section 4999 (and any similar tax that may hereafter be imposed by any taxing authority), then you will be entitled to receive either (i) the full amount of the Company Payments, or (ii) a portion of the Company Payments having a value equal to $1 less than three (3) times your “base amount” (as such term is defined in Internal Revenue Code Section 280G(b)(3)(A)), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest portion of the Company Payments.  Any determination required under this Section 4(E) shall be made in writing by the independent public accountant of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon you and the Company.  For purposes of making any calculation required by this Section 4(E), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Internal Revenue Code Sections 280G and 4999.  If there is a reduction of the Company Payments pursuant to this Section 4(E), such reduction shall occur in the following order:  (A) any cash severance payable by reference to your base salary or target incentive bonus, (B) any other cash amount payable to you, (C) any employee benefit valued as a “parachute payment,” and (D) acceleration of vesting of any outstanding equity award.”

2.             Miscellaneous.

(A)  Interpretation.  The validity, interpretation, construction and performance of this Amendment No. 1 to the Agreement shall be governed by the laws of the State of South Carolina.

(B)  Other than as expressly amended hereby, the rest of the terms and provisions of the Agreement shall remain in full force and effect.

If you agree that the foregoing correctly sets forth the agreement between us, please sign the enclosed copy of this Amendment No. 1 to the Agreement in the space indicated below and return it to the Company.

Very truly yours,

KEMET Corporation

By:	/s/Larry C. McAdams
Name:	Larry C. McAdams
Title:	Vice President, Human Resources

Agreed to as of the day and year first written above:

EMPLOYEE

/s/Marc Kotelon
Marc Kotelon

Dated as of
April 29, 2010